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                                                                     EXHIBIT 5.2

April 16, 1999

The Sports Club Company, Inc.
11100 Santa Monica Blvd.
Suite 300
Los Angeles, CA 90025

Dear Sirs:

We have acted as special New York counsel to The Sports Club Company, Inc. a Delaware corporation (the "Company"), in connection with the proposed exchange (the "Exchange") by the Company of its 11 3/8% Series B Senior Subordinated Notes Due 2006 ("New Notes") for an equal principal amount of its outstanding 11 3/8% Senior Subordinated Notes Due 2006 ("Old Notes").

In so acting, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation and By-laws, as presently in effect, the corporate proceedings of the Company relating to the issuance of the Old Notes and the New Notes, the Registration Statement on Form S-4 covering the proposed Exchange (the "Registration Statement"), including the Prospectus filed as a part of the Registration Statement, the Indenture dated April 1, 1999, between the Company and U.S. Bank Trust National Association, as trustee (the "Trustee"), in respect of the Old Notes and the New Notes (the "Indenture"), and such other documents, records, certificates of public officials, statutes and decisions as we considered necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies. In addition, we have assumed the correctness of the opinion of Kinsella, Boesch, Fujikawa & Towle, LLP as to the due authorization by the Company of the New Notes, a copy of which is attached hereto.

Based on and subject to the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the New Notes, when duly executed by the Issuer and authenticated by the Trustee and delivered in exchange for the Old Notes, as contemplated by the Registration Statement, will be validly issued and will constitute binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited (i) under any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights and remedies generally, including, without limitation, Section 548 of the U.S. Bankruptcy Code and applicable state fraudulent conveyance laws, and (ii) by general principles of equity, including principles of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to us in the Prospectus which is a part thereof. In giving this Consent, we do not admit that we are with the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Sincerely,

                                          /s/ ROGERS & WELLS LLP
                                          --------------------------------------
                                          ROGERS & WELLS LLP